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                                                                     EXHIBIT 5.1



                      [ANDREWS & KURTH LLP LETTERHEAD]

                                 April 15, 1998


Board of Directors
The Houston Exploration Company
1100 Louisiana, Suite 2000
Houston, Texas 77002

Gentlemen:

         We have acted as counsel to The Houston Exploration Company, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-4 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the offer by the Company to exchange up to $100,000,000 aggregate principal amount of its 8 5/8% Senior Subordinated Notes Due 2008, Series B (the "Exchange Notes") for its existing 8 5/8% Senior Subordinated Notes Due 2008, Series A (the "Old Notes"). The Exchange Notes are proposed to be issued in accordance with the provisions of the Indenture, dated as of March 2, 1998, between the Company and The Bank of New York, as Trustee (the "Indenture").

         As the basis for the opinions expressed below, we have examined the Registration Statement, the Prospectus contained therein, the Indenture, which is filed as an exhibit to the Registration Statement, and such statutes, regulations, corporate records and documents, certificates of corporate and public officials and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed (i) that the signatures on all documents that we have examined are genuine, (ii) the authenticity of all documents submitted to us as originals, and (iii) the conformity with the original documents of all documents submitted to us as copies.

         Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Exchange Notes, (i) when exchanged in the manner described in the Registration Statement, (ii) when duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, (iii) when the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iv) when applicable provisions of "blue sky" laws have been complied with, will be legally issued and constitute binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Indenture.
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                      [ANDREWS & KURTH LLP LETTERHEAD]


Board of Directors
The Houston Exploration Company
April 15, 1998
Page 2


         The opinion expressed above with respect to the Exchange Notes is subject to the qualifications (x) that the enforcement of the Exchange Notes may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (y) that a waiver of rights under any usury laws may be unenforceable. Furthermore, we express no opinion herein as to the enforceability of the choice of law provisions of the Indenture or the Exchange Notes to the extent that Section 5-1401 of the New York General Obligations Law makes the law of another jurisdiction mandatorily applicable.

         This opinion is limited in all respects to the laws of the State of Texas and the State of New York and the Delaware General Corporation Law. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of the firm name under the heading "Legal Matters" in the Registration Statement.

                               Very truly yours,

                               /s/ ANDREWS & KURTH L.L.P.

2365/1208/2442